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EXHIBIT 11


                       Service Systems International, Ltd.
                         Computation of Per-Share Income
                              Treasury Stock Method
                            As Modified for 20% Test


                                                                 Period Ended August 31, 2000
                                                                 ----------------------------
Weighted average number of shares outstanding                                    18,230,118
                                                                              =============


Total common and common equivalent shares                                        22,307,523
                                                                              =============


Net income (loss) for the period                                               $ (2,101,604)
                                                                              =============


Loss per common and common equivalent shares                                   $      (0.12)
                                                                              =============





Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.